                                      ERLY INDUSTRIES INC.
                                    10990 WILSHIRE BOULEVARD
                                  LOS ANGELES, CALIFORNIA 90024



                                         PROXY STATEMENT


                                        _________________


                          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                       SEPTEMBER 16, 1994


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ERLY Industries Inc. ("ERLY" or the "Company") for use at the Company's Annual Meeting of Shareholders to be held on September 16, 1994, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. It is anticipated that this Proxy Statement will be mailed to shareholders on or about August 15, 1994. All expenses incident to the preparation and mailing of, or otherwise making available to all Shareholders, the Notice, Proxy Statement and Form of Proxy, are to be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company.

   Shares represented by proxies in the accompanying form which are returned properly executed will be voted in accordance with the proxy, unless previously revoked. A proxy given pursuant to the solicitation may be revoked at the option of the person executing it at any time prior to the exercise of the powers conferred, by the filing with the Secretary of the Company of an instrument revoking such proxy or of a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                            VOTING SECURITIES

   Only Shareholders of record of the Company's Common Stock at the close of business on August 5, 1994, will be entitled to vote at the Meeting, or at any adjournment thereof. On that date, the Company had outstanding 3,674,865 shares of Common Stock. Each share is entitled to one vote, subject, however, to the right of each Shareholder to cumulate his votes in the election of directors. (For an explanation of cumulative voting, see "Election of Directors" herein).


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT

   The following table sets forth information regarding the ownership of the Company's Common Stock as of May 31, 1994 of (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Compensation Table; and (iv) all directors and executive officers of the Company and its subsidiaries as a group. Except as indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned by each stockholder.

    Name and address of                Amount and nature of        Percent of
     beneficial owner                  beneficial ownership         class *
   ----------------------              --------------------       ----------
   Gerald D. Murphy, Chairman          1,566,781 shares              39.1%
     ERLY Industries Inc.                  Direct (1) and
     10990 Wilshire Blvd.                  Indirect (2)
     Los Angeles, CA 90024

   Douglas A. Murphy, President          506,130 shares              12.6%
     and Director                          Direct (3)
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024

   State Treasurer of the                362,368 shares               9.9%
   State of Michigan                       Direct
     301 W. Allegan Street
     Lansing, MI  48922

   William H. Burgess, Director          310,686 shares               8.5%
     550 Palisades Drive                   Direct
     Palm Springs, CA 92262

   Gentleness                            220,000 shares               6.0%
     P.O. Box N7776                        Direct (4)
     Lyford Cay
     Nassau, Bahamas

   Bill J. McFarland, Director            41,647 shares               1.1%
     ERLY Industries Inc.                  Direct
     10990 Wilshire Blvd.
     Los Angeles, CA  90024

   Richard N. McCombs                     36,922 shares               1.0%
     ERLY Industries Inc.                  Direct
     10990 Wilshire Blvd.
     Los Angeles, CA  90024

   Frank M. Feffer                        12,546 shares               .3%
     ERLY Industries Inc.                  Direct
     10990 Wilshire Blvd.
     Los Angeles, CA  90024

   All directors and executive         2,033,013 shares (5)         50.0%
     officers as a group
     (10 persons)


- - ----------------------------

   * The percentages of shares held assume that options or convertible notes held by the particular individual, if any, have been exercised or converted, and no others.

   (1) Mr. Gerald D. Murphy, Chairman of the Board of the Company, is the record holder of 1,056,658 shares.

   (2) Mr. Gerald D. Murphy's indirect beneficial ownership represents 510,123 shares owned (1) directly by his son Douglas A. Murphy, President of the Company, and (2) held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 3,993 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 506,130 shares owned directly by his son, Douglas A. Murphy.

   (3) Mr. Douglas A. Murphy, President of the Company, is the record holder of 172,984 shares and has the right to acquire an additional 66,550 shares pursuant to options granted under the 1982 Incentive Stock Option Plan described under "Executive Compensation." In addition, Mr. D.A. Murphy has the right to acquire an additional 266,596 shares pursuant to the conversion features of a $1,000,000 note receivable from the Company described under "Transactions With Management" in this Proxy Statement.

   (4) Based upon Schedule 13D filed as of October 30, 1992 with the Securities and Exchange Commission. Gentleness is an Isle of Man Corporation indirectly controlled by John M. Templeton. Mr. Templeton may be deemed to be the beneficial owner of the shares of ERLY owned by Gentleness by virtue of his ability to direct the voting or disposition of such shares.
   (5) The number of shares shown as beneficially owned by all directors and officers as a group includes stock options held by officers to purchase 123,184 shares under the Company's Incentive Stock Option Plan and 266,596 shares issuable pursuant to a note payable by the Company described under "Transactions With Management."

   Mr. Gerald D. Murphy has pledged 451,805 shares of his ERLY
Industries stock as collateral for personal loans totalling $647,500 from three financial institutions.

   Mr. Douglas A. Murphy has pledged 150,175 shares of ERLY Industries stock as collateral for a personal loan totalling $360,000 from a financial institution.

   In conjunction with a transaction completed in May 1993, ERLY combined its investment in its wholly owned subsidiary, Comet Rice, Inc. into American Rice, Inc. ("ARI"). As a result of the transaction, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. ERLY's ownership in ARI consists of 3,888,889 shares of the ARI Common Stock, 3,888,889 shares of Series A Preferred Stock (each share of which is convertible into one share of ARI Common Stock), and 14,000,000 shares of Series B Preferred Stock (each share of which is convertible into two shares of ARI Common Stock).

   If ERLY were to convert all of the shares of Series A Preferred
Stock and Series B Preferred Stock owned by it, ERLY would hold 35,777,778 shares, or approximately 81% of the outstanding shares, of ARI common stock.

   Because of their positions as directors and significant shareholders of ERLY Industries, Messrs. G.D. Murphy, D.A. Murphy, and W.H. Burgess could be deemed to be the beneficial owners of the ARI stock owned by ERLY Industries.


                          ELECTION OF DIRECTORS

   Four directors shall be elected at the meeting to serve until the next annual meeting and until their successors shall be elected and qualified. In voting for directors, each shareholder has the right, as provided by the Bylaws and by California law, to cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or to distribute that total number of votes among as many candidates as he desires. The four candidates receiving the highest number of votes will be elected.

   In the election of directors, the votes represented by proxies received pursuant to this solicitation will be distributed among the four nominees listed below to the end that, within the limitations of cumulative voting, the maximum number of said nominees will be elected. Should any of the said nominees become unavailable, discretionary authority is reserved to vote or refrain from voting for other nominees or to distribute the votes among all remaining nominees.

                      NOMINEES FOR BOARD OF DIRECTORS

   The names of the nominees and certain information about each of them as of the Record Date are set forth below:

                                       NOMINEES

                                Date elected               Number of shares                 Percent
                                as director                of common stock                  of
Name of nominee         Age     of company                 beneficially owned               class
- - ---------------         ---     -----------                ------------------               --------
Gerald D. Murphy         66     April 1964                          1,566,781                  39.1%

Mr. Murphy is Chairman of the Board and Chief Executive Officer of ERLY Industries Inc. since formation of the Company in 1964 and is Chairman of the Board of American Rice, Inc. (voting rights of which are 81% owned by ERLY effective May 1993). He also serves as a Director of Pinkerton's, Inc., a security and investigation services firm, and High Resolution Sciences, Inc., a technological corporation.

Douglas A. Murphy        38     January 1988                          506,130                  12.6%

Mr. Murphy is President (since 1990) and Chief Operating Officer (since
1992) of ERLY Industries Inc., President and Chief Executive Officer (since 1993) and Director (since 1990) of American Rice, Inc. and President of ERLY Juice Inc. (since 1988), a subsidiary of the Company.
He was President of Comet American Marketing, a division of American Rice, Inc. from 1986 to 1990. He is also a Director of Compass Bank Houston.

William H. Burgess       77     September 1975                        310,686                   8.5%

Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc., a privately held company, and a Director of American Rice, Inc. From 1978 to 1986 Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company listed on the New York Stock Exchange.

Bill J. McFarland        57     August 1986                            41,647                   1.1%

Mr. McFarland is Vice President of the Company (since 1975), President of Comet American Marketing (since 1993), Senior Vice President of American Rice, Inc. (since 1993) and President of ERLY Food Group (since 1990). He was formerly President of The Beverage Source (from 1979 to 1990) and President of Early California Foods from 1975 until its sale in 1985 (both subsidiaries of the Company).

   Mr. Douglas A. Murphy is the son of Gerald D. Murphy, Chairman of the Board of the Company. There are no other family relationships among the directors of the Company.

   Each of the nominees has sole voting and investment power with respect to shares owned directly by them. Included in common stock beneficially owned by Mr. Douglas A. Murphy and Mr. Bill J. McFarland are options to purchase 66,550 shares and 34,673 shares, respectively, at $3.73 to $4.51 per share under the Company's Incentive Stock Option Plan.


                 COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors has four committees with specific responsibilities to support the operations of the full Board. These are the Executive Committee, the Audit Committee, the Compensation and Stock Option Plan Committee and the Profit Sharing Plan Committee. The Board of Directors does not have a Nominating Committee, as the entire Board acts in this capacity.

   The Board of Directors has delegated to the Executive Committee the powers and authority of the Board in the management of the business, except that the Executive Committee is not to: take any actions which could await actions by the Board; approve capital expenditures exceeding $100,000; or, authorize transactions which would be both material and outside the ordinary and normal course of the business of the corporation. Mr. Gerald D. Murphy serves as Chairman of this Committee, and Messrs. Douglas A. Murphy and Burgess are Committee members.

   The Audit Committee meets with the Company's independent certified public accountants and reviews the scope and results of the annual audit. Mr. Burgess is Chairman and Mr. McFarland is a member of the Audit Committee.

   The Compensation and Stock Option Plan Committee recommends to the Board of Directors proposed compensation programs for all principal officers of the corporation. Mr. Burgess is Chairman and Mr. Gerald D. Murphy is a committee member.

   The Profit Sharing Plan Committee recommends to the Board of
Directors proposed contributions by the Company to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan. Mr. Douglas A. Murphy is Chairman and Mr. McFarland is a Committee member.

   During the fiscal year ended March 31, 1994, the full Board held seven meetings; the Executive Committee acted by unanimous written consent two times; the Audit Committee met two times; the Compensation and Stock Option Plan Committee met two times; and, the Profit Sharing Plan Committee met four times. Each director was in attendance at 75% or more of all of the meetings of the full Board of Directors and all committees on which each director served.

   Members of the Board of Directors who are not officers of the Company are compensated on the basis of $1,500 per quarter plus a fee of $1,100 for each meeting attended in person or by telephone. In addition, in fiscal 1994, Mr. Burgess received fees of $18,000 for public relations services provided to the Company.


                          EXECUTIVE COMPENSATION

    The following table sets forth information for each of the three fiscal years ended March 31, 1994 for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries:

                                                COMPENSATION TABLE

                                     Annual Compensation          Long-term Compensation
                                ----------------------------   ------------------------------
                                                                       Awards         Payouts
                                                               ---------------------  -------
                      Fiscal                         Other                 Securities
                      Year                          Annual    Restricted   Underlying          All Other
     Name and         ended                         Compen-     Stock       Options/   LTIP    Compen-
Principal Position   March 31   Salary   Bonus($)  sation($)  Awards($)    SARs(#)    Payouts  sation($)
- - ------------------   --------  --------  --------  --------- ----------    ---------  -------  ---------
                                                     (1)        (2)

Gerald D. Murphy       1994    $290,000   $50,000    $  588    $75,000       -        -         $293,507(4)
 Chairman of the       1993     280,000       -       3,284        -         -        -            6,650(3)
    Board and Chief    1992     290,000       -         (6)        -         -        -             (6)
    Executive Officer
    of ERLY Industries
    Inc.
 Chairman of the
   Board of American
   Rice, Inc.

Douglas A. Murphy      1994     210,000    50,000     4,975     75,000       -        -          112,720(5)
  President and        1993     195,000       -       6,695        -         -        -            5,143(3)
    Chief Operating    1992     200,000       -        (6)         -         -        -              (6)
    Officer of ERLY
    Industries Inc.
  President and
    Chief Executive
    Officer of
    American Rice,
    Inc.

Bill J. McFarland      1994     190,000     5,000     1,815      5,000       -        -           10,303(3)
  Vice President of    1993     185,000       -       2,670        -         -        -            3,700(3)
    ERLY Industries    1992     190,000       -        (6)         -         -        -              (6)
    Inc.
  Senior Vice President
    of American Rice,
    Inc.

Frank M. Feffer        1994     154,500    62,064     3,800     41,373       -        -               -
  President of         1993     150,000       -       6,272        -         -        -               -
    Chemonics          1992     150,000    28,500      (6)      19,000       -        -              (6)
    Industries, Inc.

Richard N. McCombs     1994     155,000    74,000     1,954     88,250       -        -           11,135(3)
  Vice President and   1993     140,000    10,000     1,933        -         -        -            4,399(3)
    Chief Financial    1992     140,000       -        (6)         -         -        -              (6)
    Officer of ERLY
    Industries Inc.
  Executive Vice
    President of
    Finance and
    Administration of
    American Rice, Inc.


(1) Amounts included in this column reflect: (i) the cost of Company provided automobiles relating to personal use, and (ii) reimbursements under the Company's Executive Medical Plan. Under the Plan, key executive officers of the Company are entitled to be reimbursed for expenses incurred for medical and dental care provided to the key executive officer and his dependents which are not otherwise covered by other sources.
(2) The number of shares of restricted stock and the market value thereof held by the executive officers listed in the table at March 31, 1994, was as follows: G.D. Murphy, 17,123 shares ($75,000);
            D.A. Murphy, 17,123 shares ($75,000); B.J. McFarland, 1,142 shares ($5,000); F.M. Feffer, 9,446 shares ($41,373); and, R.N. McCombs,
            23,416 shares ($102,445). Such shares are restricted for a two-year period from the date of issuance. Although no cash dividends have ever been paid on ERLY common stock, dividends, if any, would be paid on restricted stock at the times and in the same amounts as dividends paid to all shareholders.
(3)         Amounts represent Company contributions to the ERLY Industries Inc.
            Employees Profit Sharing Retirement Plan.
(4) Amount includes: (1) Company contribution to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan ($13,507); (2) a $180,000 fee for a personal guaranty by G.D. Murphy of an $8 million bank line of credit advance to Comet Rice; and (3) a $100,000 fee ($35,000 cash plus $65,000 of ERLY stock) for a personal guaranty by G.D. Murphy of up to $5 million of bank debt under a letter agreement between ING Bank, ERLY Industries Inc. and ERLY Juice Inc.
(5) Amount includes: (1) Company contribution to the ERLY Industries Inc. Employees Profit Sharing Plan ($12,720); and (2) a $100,000 fee ($35,000 cash plus $65,000 ERLY stock) for a personal guaranty by D.A. Murphy of up to $5 million of bank debt under a letter agreement between ING Bank, ERLY Industries Inc. and ERLY Juice Inc.
(6) Disclosure not required by applicable transition rules of the Securities and Exchange Commission.


            In 1982, the Board of Directors adopted an Incentive Stock Option Plan, which was subsequently approved by the shareholders. On June 18, 1982, the Board granted options to key management employees for 80,525 shares (as adjusted for stock dividends), including 20,131 shares each to Messrs. Gerald D. Murphy and McFarland. The option price for Mr.
McFarland was $4.35 per share, being equal to the market value as of date of grant (as adjusted for subsequent stock dividends). Mr. Gerald D. Murphy's option price was $5.26 per share or 110% of the market value at date of grant, since Mr. Gerald D. Murphy held more than 10% of the outstanding stock of the Company. Mr. Murphy exercised all of his options in 1988.

            On March 31, 1983, the Board granted options for 67,639 shares (as adjusted for stock dividends) to key management employees. The option price was $4.78 per share, being equal to the market value at date of grant.

            On March 31, 1985, the Board granted options for 16,105 shares (as adjusted for stock dividends), including 8,053 shares to Mr. McFarland, at an option price of $3.73 per share, the market price at date of grant.

            On March 22, 1988, the Board granted options for 124,448 shares (as adjusted for stock dividends), including 26,620 shares to Mr. McFarland and 66,550 shares to Mr. Douglas A. Murphy at an option price of $4.51 per share, the market price at date of grant.

            Options may be exercised over a maximum period of ten years, except that Mr. Gerald D. Murphy was required to exercise his option within a five year period, with exercise rights accruing at the rate of 25% of the total grant per year beginning one year from date of grant. An employee pays no federal income tax when an option is granted or when shares are purchased under the option, nor does the Company obtain the benefit of a tax deduction at such times. Applicable federal income taxes, if any, payable by the employee are deferred until the shares are sold.

            As of this date, options for 123,184 shares remain outstanding. The market value of the Company's common stock at May 31, 1994 was $5.38 per share, compared to the per share option prices (as adjusted for stock dividends) of $3.73 to $4.51.

            The following table presents information on stock options held by the executive officers named in the Compensation Table at the end of fiscal 1994. None of such officers exercised any stock options during the year.


                          AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1994
                                 AND MARCH 31, 1994 OPTION/SAR VALUES


                                                                 Number of
                                                                 Securities                      Value of
                                                                 Underlying                     Unexercised
                                                                 Unexercised                    In-the-Money
                                                               Options/SARs at                 Options/SARs at
                           Shares                            March 31, 1994  (#)            March 31, 1994 ($)(1)
                        Acquired on       Value         -----------------------------     --------------------------
                        Exercise (#)    Realized ($)    Exercisable     Unexercisable     Exercisable  Unexercisable
                        ------------    ------------    -----------     -------------     -----------  -------------
Gerald D. Murphy             -              -              -                  -                  -            -

Douglas A. Murphy            -              -            66,550               -                  -            -

Bill J. McFarland            -              -            34,673               -                  -            -

Frank M. Feffer              -              -              -                  -                  -            -

Richard N. McCombs           -              -              -                  -                  -            -


(1) Market value of underlying securities at March 31, 1994 ($4.38 per share), less the exercise price.

                        COMPENSATION COMMITTEE INTERLOCKS
                             AND INSIDER PARTICIPATION

           Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors which consisted of Mr. William H. Burgess, Chairman, and Mr. Gerald D. Murphy.
Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of American Rice, Inc. He is the beneficial owner of 8.5% of the Company's common stock. Mr. Murphy is Chairman and Chief Executive Officer of the Company and is the beneficial owner of 39.1% of the Company's common stock.

           All decisions by the Compensation Committee were reviewed and approved without change, by the full Board of Directors of the Company. Mr. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, who is the Chief Executive Officer of the Company, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

           Mr. Burgess and Mr. Murphy are also Directors of American Rice, Inc. Both serve on ARI's Compensation Committee of the Board of Directors, with Mr. Murphy as Chairman of the Committee.

           Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess also serve as Directors of American Rice, Inc. Mr. B.J. McFarland, a Director and Vice President of ERLY, is a Senior Vice President of American Rice, Inc. In addition, Mr. R.N. McCombs, Vice President and Chief Financial Officer of ERLY Industries, is a Director and Executive Vice President of American Rice.

           In March 1987, Mr. Gerald D. Murphy, Chairman of the Board of ERLY Industries Inc., loaned the Company $1.2 million (the "Murphy Note") to help finance a loan by ERLY Industries to Hansen Foods, Inc. The Murphy Note provided for interest at the prime rate plus 4.5%.

           On January 1, 1990, the Murphy Note (with a balance of $1,296,000, including accrued interest) was canceled in exchange for two convertible promissory notes with face amounts of $1,000,000 and $296,000. These notes bore interest at the prime rate plus 2% and were due in full on January 1, 1993. These notes were convertible at any time into ERLY Industries common shares at a conversion price of $5.57 per share, the market price on January 1, 1990 (as adjusted for a 10% stock dividend in September 1990).

           In April 1992, Mr. Gerald D. Murphy sold the $1.0 million note to his son, Douglas A. Murphy, President of the Company. The $296,000 note retained by Mr. G.D. Murphy was repaid through principal payments of $1,000 (1994), $215,000 (1993), $30,000 (1992) and $50,000 (1991). Mr.
Douglas Murphy renewed the $1.0 million note on April 1, 1994. The new note bears interest at the prime rate plus 2%, is due in full on April 1, 1995, and may be converted at any time into ERLY Industries common shares at a conversion price of $3.75 per share, the average market price of ERLY stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note.

                       REPORT OF THE COMPENSATION COMMITTEE

           The Compensation Committee reviews and sets the compensation levels of members of management. It is responsible for the administration of the Company's various compensation plans including annual salaries and bonuses, the stock option plan, the ERLY Industries Inc. Employees Profit Sharing and Retirement Plan and other benefits provided to executives.

           Historically, the compensation of the Chief Executive Officer and other executive officers has not been formally set by the Committee using specific performance goals or empirical criteria. Rather, base salary levels for the executives of the Company and its subsidiaries are set annually based on a variety of subjective factors such as personal performance, current responsibilities and the performance of the Company and the subsidiary or operating unit to which the executive is assigned. Salaries for ERLY's executive officers increased by 5.9% from fiscal year 1993 to 1994. Under the Company's executive compensation program, bonuses of stock and/or cash may be awarded to executive officers in recognition of achievement during a year. Individual performance is assessed considering both qualitative and quantitative performance; however, the individual performance reviews relating to bonuses have been conducted on a subjective, non-formula basis. Cash and stock bonuses were awarded to the executive officers in 1994 to acknowledge various contributions in fiscal 1994, including: (1) the improvement in ERLY's financial results,
(2) the completion of the transaction with American Rice in May 1993, (3) the refinancing of the debt of American Rice and Comet Rice, and (4) the disposition of the Company's juice business in fiscal 1994.

           In considering the amount of compensation for fiscal year 1994 for Mr. Gerald D. Murphy, Chief Executive Officer, the Committee (excluding Mr.
G.D. Murphy) and the Board considered the improved financial results reported by the Company in 1994, and contributions of a strategic nature made by Mr. Murphy to enhance the long-term growth of the Company. Mr. Murphy's base salary increased from $280,000 in 1993 to $290,000 in 1994, a 3.6% increase. Mr.
Murphy also received a bonus of $125,000 in 1994. Specifically, Mr. G.D. Murphy made a substantial contribution in completing the combination of American Rice, Inc. and the Company's wholly owned subsidiary, Comet Rice, Inc., in May
1993; the disposition of the Company's juice business in fiscal 1994; the significant export sales of rice to the Far East; and, the establishment of a joint venture in Vietnam.

           In fiscal 1994, Mr. G.D. Murphy also received a fee of $180,000 for his personal guaranty of an $8 million bank line of credit to the Company's subsidiary, Comet Rice, and a fee of $100,000 ($35,000 cash plus $65,000 of ERLY stock) for his personal guaranty of up to $5 million of bank debt pursuant to an agreement with ING Bank, ERLY Industries Inc. and ERLY Juice Inc. The amounts paid to Mr. G.D. Murphy were based upon the Board's estimation of the value of such guarantees plus recommendations from the Company's independent accountants.

           The Company also has an Incentive Stock Option Plan, as described under "Executive Compensation" which authorizes the issuance of stock options. No options have been granted under the Plan in the last three fiscal years. The Company provides insured medical benefits to executive officers that are generally available to all full-time employees of the Company. Executive officers also are eligible to participate in the ERLY Industries Inc. Employees Profit Sharing and Retirement Plan on the same basis as all other eligible employees of the Company. The Company provides additional benefits to executive officers through executive medical coverage and company provided automobiles.

           Amounts paid in fiscal 1994 under the above described plans and programs for the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries are included in the compensation table and related footnotes presented in the "Executive Compensation" section.

           In 1993, the U.S. Treasury Department issued regulations (Section 162(m) to the Internal Revenue Code) that prevent publicly traded companies from receiving tax deductions on compensation paid to its executive officers in excess of $1 million. The Company has not paid, and does not currently anticipate paying compensation at these levels, and therefore, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future.


                                            COMPENSATION COMMITTEE
                                            ERLY INDUSTRIES INC.



                                            William H. Burgess, Chairman
                                            Gerald D. Murphy

                             STOCK PRICE PERFORMANCE

            The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) Index, and (ii) the Total Return Index for Standard and Poor's Food Products Companies Index. The comparison covers the five-year period from April 1, 1989 to March 31, 1994, the end of ERLY's 1994 fiscal year and assumes that $100 was invested at the beginning of the period in ERLY Common Stock and in each index.

            The stock price performance shown on the graph is not necessarily indicative of future price performance.


                                                            Total Return            S & P
                                                               for the              Food
                                         ERLY               NASDAQ Stock          Products
                                      Industries              Market -            Companies
Measurement Period                        Inc.             U.S. Companies           Index
- - ------------------                    ----------           --------------         ---------
At April 1, 1989                          $100                    $100                $100

FYE March 31, 1990                         138                     109                 120
FYE March 31, 1991                         135                     124                 164
FYE March 31, 1992                          63                     159                 179
FYE March 31, 1993                          59                     182                 196
FYE March 31, 1994                          81                     196                 181


                       COMPLIANCE WITH SECTION 16(A) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

       Officers and directors of the Company are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. The Company has reviewed such reports received by it and believes that during the fiscal year ended March 31, 1994 its officers and directors complied with all applicable Section 16(a) filing requirements.


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

       In March 1987, Mr. Gerald D. Murphy, Chairman of the Board of ERLY Industries Inc., loaned the Company $1.2 million (the "Murphy Note") to help finance a loan by ERLY Industries to Hansen Foods, Inc. The Murphy Note provided for interest at the prime rate plus 4.5%.

       On January 1, 1990, the Murphy Note (with a balance of $1,296,000, including accrued interest) was canceled in exchange for two convertible promissory notes with face amounts of $1,000,000 and $296,000. These notes bore interest at the prime rate plus 2% and were due in full on January 1, 1993. These notes were convertible at any time into ERLY Industries common shares at a conversion price of $5.57 per share, the market price on January 1, 1990 (as adjusted for a 10% stock dividend in September 1990).

       In April 1992, Mr. Gerald D. Murphy sold the $1.0 million note to his son, Douglas A. Murphy, President of the Company. The $296,000 note retained by Mr. G.D. Murphy was repaid through principal payments of $1,000 (1994), $215,000 (1993), $30,000 (1992)
and $50,000 (1991). Mr. Douglas Murphy renewed the $1.0 million note on April 1, 1994. The new note bears interest at the prime rate plus 2%, is due in full on April 1, 1995, and may be converted at any time into ERLY Industries common shares at a conversion price of $3.75 per share, the average market price of ERLY stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note.


CERTAIN BUSINESS RELATIONSHIPS

       In conjunction with a transaction completed in May 1993, ERLY combined its investment in its wholly owned subsidiary, Comet Rice, Inc. into American Rice, Inc. As a result of the transaction, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. ERLY's ownership in ARI consists of 3,888,889 shares of the ARI Common Stock, 3,888,889 shares of Series A Preferred Stock (each share of which is convertible into one share of ARI Common Stock), and 14,000,000 shares of Series B Preferred

Stock (each share of which is convertible into two shares of ARI
Common Stock). Because of their positions as directors and significant shareholders of ERLY Industries, Messrs. Gerald Murphy, Douglas Murphy, and W.H. Burgess could be deemed to be the beneficial owners of the ARI stock owned by ERLY Industries.

       Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess also serve as Directors of American Rice, Inc. Mr. B.J. McFarland, a Director and Vice President of ERLY, is a Senior Vice President of American Rice, Inc. In addition, R.N. McCombs, Vice President and Chief Financial Officer of ERLY Industries, is a Director and Executive Vice
President of American Rice.


               RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

       Deloitte & Touche has been the Company's independent certified public accountants since the inception of the Company in 1964 and will continue to perform in this capacity for the coming year. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                          OTHER MATTERS

       The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any other business shall properly come before the Meeting, votes may be cast pursuant to the proxies solicited hereby in respect to such other business in accordance with the best judgment of the person or persons acting under the proxies.


                     1995 SHAREHOLDER PROPOSALS

       Any proposal a shareholder of the Company wishes to have presented at the 1995 Annual Meeting of Shareholders must be received by the Company on or before May 31, 1995.

                                By Order of the Board of Directors

                                /s/ R.N. McCOMBS
                                --------------------------------------
                                Richard N. McCombs
                                Vice President, Chief Financial Officer
                                and Secretary


Los Angeles, California
July 8, 1994